As filed with the Securities and Exchange Commission on March 12, 2007.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________

FORM F-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
______________

LiveReel Media Corporation
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant's name into English)

Canada	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

______________

3400 One First Canadian Place
C/O Bennett Jones LLP
PO Box 130
Toronto, Ontario, Canada
M5X 1A4
(416) 607-6793
(Address and telephone number of Registrant's principal executive offices)
______________

Jeffrey C. Robbins, Esq.
Messerli & Kramer P.A.
150 South Fifth Street, Suite 1800
Minneapolis, Minnesota 55402 USA
(612) 672-3706
(Name, address and telephone number of agent for service)
______________

Copies of communications to:

Jeffrey C. Robbins, Esq.
Messerli & Kramer P.A.
150 South Fifth Street, Suite 1800
Minneapolis, Minnesota 55402 USA
(612) 672-3706

______________

Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

__________________________________________

Calculation of Registration Fee
Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Price Per Share (2)	Proposed Maximum Aggregate Offering	Amount Of Registration Fee
Common shares, no par value(2)	15,080,800	$ 0.10	$1,508,080	$ 46.30
____________
(1) The shares being registered consist of (a) 8,887,200 outstanding common shares, and (b) 6,193,600 common shares issuable upon the exercise of outstanding warrants. Pursuant to Rule 416, this Registration Statement also relates to an indeterminate number of additional common shares resulting from stock splits, stock dividends or similar transactions with respect to the common shares being registered hereunder.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 on the basis of the average bid and asked price on the Over-the-Counter Bulletin Board of NASDAQ as of March 9, 2007.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated March 12, 2007

PROSPECTUS

LIVEREEL MEDIA CORPORATION

15,080,080 Common Shares

The selling shareholders identified in this prospectus are offering up to 15,080,800 common shares of LiveReel Media Corporation consisting of 8,887,200 outstanding common shares and 6,193,600 common shares issuable upon the exercise of outstanding warrants.

We are not offering any stock for sale under this prospectus. The selling shareholders will receive all of the proceeds from the sale of the shares offered by this prospectus. We will receive the exercise price of the warrants to the extent they are exercised by the selling shareholders.

Our common shares are quoted on the Over-the-Counter Bulletin Board (“OTCBB”) under the symbol “LVRLF”.  On March 9 , 2007, the average of the closing bid and asked prices of our common shares on the OTCBB was US$0.10 per share.

An investment in our common shares involves a high degree of risk and only people who can afford the loss of their entire investment should consider investing.  See “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

The date of this Prospectus is

The terms "Company", "we", "us" and "our" as used in this prospectus refer to LiveReel Media Corporation and its subsidiaries, as a combined entity, except where the context requires otherwise.

We prepare our consolidated financial statements in accordance with Canadian generally accepted accounting principles (“GAAP”) and all financial information set out herein has been determined in accordance with Canadian GAAP. All financial information presented in this prospectus is in Canadian dollars, unless otherwise indicated. All references to “$” or “dollars” means Canadian dollars and all references to “US$” means United States dollars.  On March 9, 2007, $1.00 Canadian dollar equalled approximately $0.85 U.S. dollars.

We are a "foreign private issuer" as defined in Rule 3b-4 under the Securities Exchange Act of 1934.. As a result, our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act and transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.  We file annually an annual report on Form 20-F containing financial statements that have been examined and reported on, with an opinion expressed by, a qualified independent auditor or certified public accountant.

You should rely only on the information contained in this prospectus or incorporated by reference herein.  We have not authorized anyone to provide you with different information and you should not rely on any such different information.  This prospectus may be used only where it is legal to sell these securities.  The information in this prospectus is current as of the date on the front cover.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes and incorporates forward-looking statements.  All statements included or incorporated in this prospectus regarding our strategy, future operations, future financial position, future performance, prospects, plans and objectives of management are forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions are intended to identify forward-looking statements We cannot guarantee that we actually will achieve the results or expectations reflected in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the results and expectations expressed I or implied by the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading "Risk Factors", that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. We do not assume any obligation to update any forward-looking statements, except as may be required under federal securities laws.

THE COMPANY

Business Plan. Prior to the change in management in the last quarter of fiscal 2006, the Company's goal was to become an integrated entertainment company focused on films and television properties. During most of fiscal 2006, the prior management team focused on three major activities: development and licensing of film properties, providing production consulting including pre and postproduction and sales exploitation of films. However, following the completion of two private placements in 2006 in which we raised approximately $3 million, there was a change in management and composition of the board of directors.

The new management, while maintaining the overall business focus on feature film production and distribution, began adopting a new approach. We plan to focus on financing feature film productions as a producer or co-producer with others. These feature films will be produced by independent production companies to be selected by management from time to time. We anticipate continuing to utilize consultants with expertise in the industry to assist in selecting content and assisting in production and distribution efforts on projects we choose to be associated with.

During the three month period ended September 30, 2006, the Company began to explore the financing aspect of the entertainment industry more extensively than in the past. The Company entered into a bridging loan agreement which calls for advances of up to $1.8 million to an independent production company involved in the production of a feature film, The Poet. All amounts drawn under the bridging facility plus interest were repaid in the three months ended December 31, 2006. The production company is owned by a former director and officer of the Company and a former officer of its wholly owned subsidiary.

In the three month period ended December 31, 2006, the Company entered into additional financing agreements to provide up to $625,000 in financing in exchange for financing fees and/or interest payments and the right to share in future net revenues of The Poet. Approximately $420,000 of this amount was repaid prior to year end, and an additional $75,000 was repaid subsequent to year end. Additional amounts borrowed under the facility plus interest earned will be repaid out of future net revenues of The Poet.

We have received Board of Director approval to utilize excess cash in our business to pursue additional investment opportunities outside the film industry in order to potentially increase our return to shareholders. We are not limited to any particular industry or type of business, and we may choose to stay within the film industry. We have not yet identified or selected any specific investment opportunity. Accordingly, there is no current basis for you to evaluate the possible merits or risks of the investment opportunity which we may ultimately decide to pursue.

Corporate Information. We changed our name from Noble House Entertainment Inc. to LiveReel Media Corporation effective October 12, 2006. Our wholly owned subsidiary changed its name from Noble House Film & Television Inc. to LiveReel Productions Corporation (LRPC) effective August 10, 2006.

We are a reporting issuer with Ontario Securities Commission. Our common shares are quoted on the OTC Bulletin Board under the symbol “LVRLF” effective December 1, 2006. Prior to that time, our common shares were quoted under the symbol “NHSEF”.

On October 20, 2006, LiveReel completed its continuance under the jurisdiction of the Canada Business Corporation Act.

We were originally incorporated under the Business Corporation Act (Ontario) on March 18, 1997 as a result of an amalgamation under the name "Biolink Corp." The Company went through several name changes and changes in its business activities. Details of these changes were provided in the Registration Statement on Form 20-F dated January 30, 2004 and the annual report on Form 20-F dated December 26, 2006.

Our principal business office is located at 3400 One First Canadian Place, C/O Bennett Jones LLP, PO Box 130, Toronto, Ontario, Canada, M5X 1A4 and our telephone number is 416-607-6793.

RISK FACTORS

Please consider carefully the following risk factors and uncertainties, and other information contained or incorporated by reference in this prospectus, before investing in our common shares. This summary of risk factors is not meant to be exhaustive. If any of the following risks actually occur, our business, results of operations and financial condition could suffer significantly and you could lose all or part of your investment.

Risk Factors Related to Our Company

We have a history of operating losses and may never achieve profitabilty

We are not profitable and have generated limited revenues since our incorporation in March 1997. While one of the film properties acquired by us has now been developed into a feature film for which we hold certain distribution rights, it is not clear whether this will generate any revenue for us. We have operated at a loss to date and in all likelihood will continue to sustain operating losses in the foreseeable future. As of December 31, 2006, we had incurred cumulative losses of approximately $5.7 million. There is no assurance that we will ever be profitable.

Our audited financials until fiscal 2005 included comments regarding our ability to continue as a going concern. During fiscal 2006, we were able to raise significant equity funds and restructure our operations, and as a result, the going concern comments were not considered relevant by our auditors. However, there is a risk that we will need additional capital to fund our business plan and operations.

Uncertainty regarding audience acceptances of programs

The television and motion picture industries have always involved a substantial degree of risk. There can be no assurance of the economic success of any motion picture or television program as revenue derived depends on audience acceptance, which cannot be accurately predicted. Audience acceptance is a factor not only of the response to the television program's or motion picture's artistic components but also to the reviews of critics, promotions, the quality and acceptance of other competing programs released into, or channels existing in, the marketplace at or near the same time, the availability of alternative forms of entertainment and leisure time activities, general economic conditions, public tastes generally and other intangible factors, all of which could change rapidly and many of which are beyond our control. A lack of audience acceptance for any of the films licensed, co-produced or distributed by us could have a material adverse effect on our business, results of operations, prospects and financial condition.

Unauthorized or pirated use may adversely affect revenue

Technological advances and the conversion of motion pictures into digital formats have made it easier to create, transmit and "share" high quality unauthorized copies of motion pictures in theatrical release, on videotapes and DVDs, from pay-per-view through unauthorized set-top boxes and other devices and through unlicensed broadcasts on free TV. As a result, users may be able to download and distribute unauthorized or "pirated" copies of copyrighted motion pictures over the Internet. As long as pirated content is available to download digitally, some consumers may choose to digitally download pirated motion pictures rather than pay for legitimate motion pictures or to purchase pirated DVD’s of motion pictures or of boxed sets of television series from unauthorized vendors. A significant increase in unauthorized or pirated use of motion pictures could have a material adverse effect on our business, results of operations and financial condition.

Changes in regulations and incentives may adversely affect our business

We intend to co-produce with or license our scripts and other intellectual properties to other entities which are expected to rely heavily on grants and labor rebates available for Canadian content under the current regulations of Federal and Provincial governments of Canada. Any significant changes in these regulations that result in reduced grants and rebates or elimination thereof may significantly affect our ability to produce and or license our scripts, which could have a material adverse effect on our business, results of operations and financial condition.

Our industry is highly competitive

The entertainment industry is highly capital intensive and is characterized by intense and substantial competition. Many of our competitors are well established, substantially larger and have substantially greater market recognition, greater resources and broader distribution capabilities than we have. New competitors are continually emerging. Increased competition by existing and future competitors could materially and adversely affect our ability to implement our business plan profitably. The lack of availability of unique quality content could adversely affect our business.

Foreign Exchange Risk

We have foreign exchange risk because our functional currency is the Canadian dollar and a significant part of our revenue may be generated from overseas countries. An adverse move in foreign exchange rates between the Canadian dollar and the currencies of these countries could have an adverse effect on our operating results. We do not hedge any of our foreign currency risk.

We may need to raise additional financing to meet future operating needs

We are in the business of film production, financing and distribution, which requires a level of liquidity. While we hope to earn sufficient revenue from distribution and scripts licensing, we cannot ensure that future operating cash flows will be sufficient to fund our operating needs or growth plans. If we require additional financing, we cannot ensure that we will be able to obtain additional financing on acceptable terms, or at all. Any debt financing could impose significant financial and operational restrictions on us. Any additional equity financing could substantially dilute the equity interests of shareholders.

Dilution

We may in the future grant to some or all of our own and our subsidiaries' directors, officers, insiders and key consultants options to purchase our common shares as non-cash incentives. Such options may be granted at exercise prices equal to market prices at time when the public market is depressed or at exercise prices which may be substantially lower than the market prices. To the extent that significant numbers of such options may be granted and exercised, the interests of our then existing shareholders may be subject to additional dilution.

We are currently without proven sources of revenue and may be required to issue additional securities to finance our operations and may also issue additional securities to finance the development of any or all of our projects. These actions could cause further dilution of the interests of the existing shareholders.

Investment Strategy

We have received Board of Director approval to utilize excess cash in our business to pursue additional investment opportunities outside the film industry in order to potentially increase our return to shareholders. We are not limited to any particular industry or type of business, and we may choose to stay within the film industry. We have not yet identified or selected any specific investment opportunity. Accordingly, there is no current basis for you to evaluate the possible merits or risks of the investment opportunity which we may ultimately decide to pursue.

Risk Factors Relating to Our Common Shares

Our share price may fluctuate and be volatile

In recent years, the securities markets in Canada and the United States have experienced a high level of price and volume volatility, and the market prices of securities of many companies, particularly small-cap companies like ours, have experienced wide fluctuations which have not necessarily been related to the operating performance, underlying asset values or prospects of such companies. Our shares may continue to experience significant market price and volume fluctuations in the future in response to factors that are beyond our control.

Shares eligible for future sale may depress our stock price

Sales of a substantial number of common shares in the public market could have a material adverse effect on the price of our common stock and could impair our ability to raise additional capital through the sale of equity securities. This prospectus covers the resale of up to 15,080,000 common shares by the selling shareholders, including 6,193,600 common shares issuable upon the exercise of outstanding warrants.

As of February 28, 2007, we had approximately 13.7 million common shares outstanding. As of February 28, 2007, there were a total of 1,000,000 common shares issuable upon the exercise of outstanding stock options, and we may issue up to an additional 2,000,000 common shares under our 2006 Stock Option Plan.

We do not intend to declare dividends

We intend to retain all future earnings, if any, to finance our operations and the expansion of our business and therefore investors should not anticipate receiving a dividend on our common shares in the foreseeable future.

Investors may have difficulty selling our common stock

Our common stock is quoted on the OTC Bulletin Board. Selling our common stock may be difficult because of the quantity of securities that may be bought or sold, the possibility that transactions may be delayed and a low level of security analyst and news media coverage.

Our common shares are classified as “penny stock” under the Securities Exchange Act of 1934. In connection with effecting any transaction in a penny stock, a broker or dealer must give the customer a written risk disclosure document that (a) describes the nature and level of risk in the market for penny stocks in both public offerings and secondary trading, (b) describes the broker’s or dealer’s duties to the customer and the rights and remedies available to such customer with respect to violations of such duties, (c) describes the dealer market, including “bid” and “ask” prices for penny stock and the significance of the spread between the bid and ask prices, (d) contains a toll-free telephone number for inquiries on disciplinary histories of brokers and dealers, and (e) define significant terms used in the disclosure document or the conduct of trading in penny stocks.  In addition, the broker-dealer must provide to a penny stock customer a written monthly account statement that discloses the identity and number of shares of each penny stock held in the customer’s account, and the estimated market value of such shares.  The extensive disclosure and other broker-dealer compliance related to penny stocks may result in reducing the level of trading activity in the secondary market for our common shares, thus making it more difficult for investors to resell their common shares.

Some of our officers and directors reside outside of the United States and there is a risk that civil liabilities and judgements may be unenforceable

Half of our directors and officers are residents of countries other than the United States, and most of the Company's assets are located outside the United States.  As a result, it may not be possible for investors to effect service of process within the United States upon such persons or enforce in the United States against such persons judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of United States federal securities laws or state securities laws. There is doubt as to the enforceability, in original actions in Canadian courts, of liabilities based upon the U.S. federal securities laws and as to the enforceability in Canadian courts of judgements of U.S. courts obtained in actions based on the civil liability provisions of the U.S. federal securities laws. Therefore, it may not be possible to enforce those actions against us and certain of our directors and officers.

Your rights and responsibilities as a shareholder will be governed by Canadian law and differ in some respects from the rights and responsibilities under U.S. law

We are incorporated under Canadian law. The rights and responsibilities of holders of our shares are governed by our Articles and By-Laws and by Canadian law. These rights and responsibilities may differ in some respects from the rights and responsibilities of shareholders in typical U.S. corporations.

Changing regulations of corporate governance and public disclosure can cause additional expenses and failure to comply may adversely affect our reputation and value of our securities

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and new and changing provisions of Canadian securities laws, are creating uncertainty because of the lack of specificity and varying interpretations of the rules. As a result, the application of the rules may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, our efforts to comply with evolving laws, regulations and standards have resulted in, and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. Any failure to comply with applicable laws may materially adversely affect our reputation and the value of our securities.

If we fail to comply with Section 404 of the Sarbanes-Oxley Act of 2002, our reputation and the value of our securities may be adversely affected

Beginning with our annual report for the year ending June 30, 2008, Section 404 of the Sarbanes-Oxley Act of 2002 will require us to include an internal control report of management with our annual report on Form 20-F, which is to include management’s assessment of the effectiveness of our internal control over financial reporting as of the end of the fiscal year. In addition, our independent auditors must include an attestation report on management’s assessment of our internal control over financial reporting in our annual report for the fiscal year ending June 30, 2009. In order to achieve compliance with Section 404 within the prescribed period, management is in the process of adopting a detailed project work plan to assess the adequacy of our internal control over financial reporting, validate through testing that controls are functioning as documented, remediate any control weaknesses that may be identified, and implement a continuous reporting and improvement process for internal control over financial reporting. Any failure to comply with Section 404, including issuing the required management report and obtaining the attestation report on management’s assessment from our independent auditors, may materially adversely affect our reputation and the value of our securities.

If we lose our status as a foreign private issuer, our compliance costs will increase

We are a "foreign private issuer" as defined under the Exchange Act. As a result, our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act and transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.   If we lose our status as a foreign private issuer by our election or otherwise, we will be subject to additional reporting obligations under the Exchange Act which could increase our cost of operations.

CAPITALIZATION AND INDEBTEDNESS

The following sets forth on an unaudited, consolidated Canadian GAAP basis our actual capitalization and indebtedness as of December 31, 2006. No adjustment has been made to give effect to the exercise of 6,193,600 warrants by the selling shareholders for gross proceeds of $619,360. There is no assurance that any or all of the warrants will be exercised by the selling shareholders.

Actual as at December 31, 2006 (Unaudited)
Current Liabilities	101,332
Total Debts	101,332

Shareholders' equity
Share capital	2,072,994
Contributed surplus	157,191
Warrants	5,729,352
Deficit	(5,707,124)
Total Shareholders' equity	2,252,413

Total Capitalisation	$2,353,745

MARKETS

Our common shares have been quoted on OTCBB since April 27, 2005. Prior to that date, our common shares were traded “Over -The - Counter” on the Canadian Unlisted Board (“CUB”) for a brief while in 2000. No real-time quotes or trades were available to the public. There is no record of quotations under the CUB.

Our common shares are quoted on the OTCBB under the symbol "LVRLF" (formerly NHSEF). The prices set forth in the tables below reflect prices between broker-dealers, without retail markup, mark-down or commissions, and may not represent actual transactions. Our common shares are classified as "penny stock" under the Exchange Act. The penny stock rules require brokers who sell penny stock to persons other than established customers and institutional accredited investors to complete required documentation, make suitability inquiries and provide investors with information concerning the risks of trading in the security. The additional burdens imposed on brokers by these requirements could discourage brokers from effecting transactions in our common shares.

The following table outlines the annual high and low market prices for each of the fiscal years since the trading date of April 27, 2005.

Fiscal year ended June 30	High In US$	Low In US$
2006	2.15	0.61
2005 (April 28, 2005 to June 30, 2005)	0.65	0.54

The following table outlines the high and low market prices for each quarter of the two most recent full financial years and subsequent periods:

Fiscal Quarter ended	High	Low
	In US$	In US$
December 31, 2006	0.50	0.12
September 30, 2006	1.70	0.30
June 30, 2006	0.85	2.15
March 31, 2006	1.20	0.20
December 31, 2005	0.65	0.35
September 30, 2005	0.61	0.56
June 30, 2005	0.62	0.56

The following table outlines the high and low market prices for each of the most recent six months:

Month	High	Low
	In US$	In US$
February 28, 2007	0.12	0.10
January 31, 2007	0.15	0.12
December 31, 2006	0.20	0.12
November 30, 2006	0.22	0.15
October 31, 2006	0.50	0.25
September 30, 2006	0.90	0.30

INFORMATION ON OUTSTANDING SHARES

We are authorized to issue an unlimited number of common shares. As of February 28, 2007, there were 13,721,744 common shares outstanding. The following shares are available for future issuance:

•	6,193,600 common shares issuable upon the exercise of outstanding warrants, which shares are covered by this prospectus; and
•	3,000,000 common shares reserved for issuance upon the exercise of options granted and available for grant under the 2006 Stock Option Plan.

REASONS FOR THE REGISTRATION AND USE OF PROCEEDS

This prospectus covers the resale of 8,887,200 of our common shares, as well as 6,193,600 common shares issuable upon the exercise of warrants, by the selling shareholders.

We will not receive any of the proceeds from the sale by the selling shareholders of our common shares. We will, however, receive the proceeds from the exercise of the warrants if and when they are exercised.

SELLING SHAREHOLDERS

On March 6, 2006, our board of directors approved a private placement arrangement with a group of accredited investors, involving the issuance of Units at a price of US$0.50 per Unit. Each Unit consisted of one common share and one half warrant expiring within two years of issuance of the Unit. One whole warrant is convertible into one common share at a conversion price of US$0.65. The conversion price was reduced to US$0.50 by a Board resolution dated June 21, 2006. The private placement was closed on April 15, 2006, resulting in the issuance of 2,387,200 common shares and 1,193,600 whole warrants.

On April 24, 2006, our board of directors approved another private placement arrangement with a group of accredited investors. The private placement involved issuance of Units at a price of US$0.50 per Unit. Each Unit consisted of one common share and one half warrant expiring within two years of issuance of the Unit. One whole warrant is convertible into one common share at a conversion price of US$0.50. This private placement was closed on June 27, 2006, resulting in the issuance of 3,000,000 common shares and 1,500,000 whole warrants.

We issued 3,500,000 shares and 3,500,000 warrants in November 2004 to an independent production house in settlement of the value of acquisition of certain theatrical film properties. These warrants are convertible into an equal number of our common shares. The conversion price was $1 per warrant and conversion expiry date was November 30, 2006. On January 18, 2006, the conversion price of the above warrants was reduced to US$0.50 per warrant and the expiry date was extended to November 30, 2008 by our board of directors.

On February 27, 2007, the conversion price of all previously issued warrants was reduced to US$0.10 per warrant and the expiry date was extended to November 30, 2009 by the Board of Directors of the Company.

The table below lists the selling shareholders who may resell common shares pursuant to this prospectus and, with respect to each selling shareholder, the number and percentage of shares beneficially owned as of February 28, 2007, the number of shares being offered by this prospectus and the number and percentage of shares owned after this offering assuming the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.

We do not know when or in what amounts a selling shareholder may offer shares for sale. Because the selling shareholders may sell all, some or none of their shares in this offering, we cannot estimate the number of shares the selling shareholders will hold after completion of this offering. For purposes of the table, however, we have assumed that after completion of this offering none of the shares covered by this prospectus will be held by the selling shareholders.

The term “beneficial ownership” includes shares over which the indicated beneficial owner exercises voting and/or investment power. The rules also deem common shares subject to convertible securities currently exercisable or exercisable within 60 days to be outstanding for purposes of computing the percentage ownership of the person holding the options or warrants, but they do not deem these common shares to be outstanding for purposes of computing the percentage ownership of any other person. The applicable percentage of ownership is based on 13,721,744 common shares outstanding as of February 28, 2007, together with any applicable convertible securities for that shareholder.

Except as otherwise indicated, we believe the beneficial owner of the common shares listed below, based on information furnished by them, has sole voting and investment power over the number of shares listed opposite its name.

Except as indicated below, to our knowledge, none of the selling shareholders has had any position, office or other material relationship with us within the last 3 years, or is a broker-dealer or an affiliate of a broker-dealer.

	Name and Location of Selling Shareholder	Number of shares beneficially owned prior to this offering	% of shares beneficially owned prior to this offering	Number of shares offered pursuant to this prospectus	Number of shares beneficially owned after this offering	% of shares beneficially owned after this offering
1	Mr. Gregg Goldstein (1) 58 Webcowet Road Arlington, MA 02474	5,115,000	31.9%	4,200,000	915,000	6.3%
2	Crystal Star Productions Limited(2) 23 Richmond Road Hamilton HM08 Bermuda	3,000,000	20.4%	3,000,000	-	-
3	Farthing Investments Limited (3) PO Box 460 waterloo House Don Street St. Helier, Jersey JE4 5RS	1,400,000	9.7%	1,400,000	-	-
4	Hamilton Asset Management (4) Suite 537, 48 Par-la-ville Hamilton HM11 Bermuda	1,400,000	9.7%	1,400,000	-	-
5	Fistral Investments Limited (5) 23 Richmond Road Hamilton HM08 Bermuda	1,400,000	9.7%	1,400,000	-	-
6	Windsor Securities Limited (6) Suite 537, 48 Par-la-ville Hamilton HM11 Bermuda	1,400,000	9.7%	1,400,000	-	-

7	Helmet Assets Limited (7) Trident Chambers, Wickhams Cay PO Box 146 Road Town, Tortola British Virgin Islands	1,400,000	9.7%	1,400,000	-	-
8	Hampton Securities Inc. (8) 141 Adelaide St. West #1800 Toronto, ON M5H 3L5 Canada	300,000	2.2%	300,000	-	-
9	Current Capital Corp. (9) 47 Avenue Road, Suite 200 Toronto, ON M5R 2G3 Canada	150,000	1.1%	150,000	-	-
10	Frank Tallarico (10) 8001 Weston Road, Woodbridge, ON L4L 9C8 Canada	130,800	1.0%	130,800	-	-
11	Jeffrey G. Lipson (11) 10 Bellair Street, Apartment 608 Toronto, ON M5R 3T8 Canada	300,000	2.2%	300,000	-	-
	TOTALS	15,995,800		15,080,800	915,000

* Less than 1%

1)	Mr. Goldstein is our Chairman and Chief Executive Officer. Includes 1,400,000 shares issuable upon the exercise of currently exercisable warrants and 900,000 stock options.

2)
Represents securities owned by Crystal Star Productions Limited for which Mr. David Crystal has investment and/or voting control. Includes 1,000,000 shares issuable upon the exercise of currently exercisable warrants.

3)
Represents securities owned by Farthing Investments Limited for which Ms. Jane Stammer has investment and/or voting control. Includes 700,000 shares issuable upon the exercise of currently exercisable warrants.

4)
Represents securities owned by Hamilton Asset Management for which Mr. Danny Dayan has investment and/or voting control. Includes 700,000 shares issuable upon the exercise of currently exercisable warrants.

5)
Represents securities owned by Fistral Investments Limited for which Mr. David Crystal has investment and/or voting control. Includes 700,000 shares issuable upon the exercise of currently exercisable warrants.

6)
Represents securities owned by Windsor Securities Limited for which Mr. Danny Dayan has investment and/or voting control. Includes 700,000 shares issuable upon the exercise of currently exercisable warrants.

7)
Represents securities owned by Helmet Assets Limited for which Mr. David Crystal has investment and/or voting control. Includes 700,000 shares issuable upon the exercise of currently exercisable warrants.

8)	Represents securities owned by Hampton Securities Inc. for which Mr. Peter M Deeb has voting and/or investment control. Includes 100,000 shares issuable upon the exercise of currently exercisable warrants. Hampton Securities Inc. has represented to us that it purchased the securities for investment purposes, in the ordinary course of business and, at the time of the purchase, had no agreements or understandings, directly or indirectly, with any person to distribute the shares

9)
Represents 150,000 securities owned by Current Capital Corp. for which Mr. John D. Robinson has sole voting and investment control. Includes 50,000 shares issuable upon the exercise of currently exercisable warrants. Mr. Robinson is a former director of the Company.

10)	Includes 43,600 shares issuable upon the exercise of currently exercisable warrants.

11)	Includes 100,000 shares issuable upon the exercise of currently exercisable warrants.

PLAN OF DISTRIBUTION

We are registering the shares offered hereby on behalf of the selling shareholders. Selling shareholders include donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a named selling shareholder as a gift, pledge, partnership distribution or other similar transfer. All costs, expenses and fees in connection with the registration of the shares offered by this prospectus will be borne by us other than brokerage commissions and similar selling expenses, if any, attributable to the sale of shares which will be borne by the selling shareholders.

Sales of shares may be effected by selling shareholders from time to time in one or more types of transactions (which may include block transactions) including,

•	on the OTCBB at prevailing market prices;

•	in negotiated transactions;

•	through put or call options transactions relating to the shares;

•	through short sales of shares (including the closing of any open short position), or through transactions in options, swaps or other derivatives;

or a combination of these methods of sale, or through any lawful manner, at market prices prevailing at the time of sale, or at negotiated prices. These transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the shares offered hereby by the selling shareholders.

The selling shareholders may effect these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both. Compensation to a particular broker-dealer might be in excess of customary brokerage commissions.

The selling shareholders and any broker-dealers that act in connection with the sale of securities might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by these broker-dealers and any profit on the resale of the common shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have not agreed to indemnify any selling shareholder against specified liabilities, including liabilities arising under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

Because selling shareholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act.

The selling shareholders also may resell all or a portion of the securities in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that rule or another exemption under the Securities Act.

If we are notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares offered hereby through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

•	the name of each such selling shareholder and of the participating broker-dealer(s);

•	the number of shares involved;

•	the initial price at which such shares were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.

EXPENSES ASSOCIATED WITH THE REGISTRATION

We have agreed to bear all expenses relating to the registration of the shares covered by this prospectus. We estimate these expenses to be approximately US$13,000, which include the following categories of expenses:

SEC registration fee		$46
Printing and photocopying fees		150
Legal fees and expenses		10,000
Accounting fees and expenses		1,000
Transfer agent and registrar fees and expenses		1,000
Miscellaneous expenses		500

Total Expenses	US	$12,696

EXPERTS

Our consolidated financial statements included in our Form 20-F for the year ended June 30, 2006 were audited by Schwartz Levitsky Feldman LLP, independent registered public accounting firm as set forth in their report thereon and incorporated in this prospectus by reference and for each of the two previous years in the three year period ended June 30, 2006 had been audited by Sloan Partners LLP, independent registered public accounting firm. Such consolidated financial statements are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters in connection with the registration of the shares hereunder will be passed upon for us by Messerli & Kramer P.A., our U.S. securities counsel.

INCORPORATlON OF DOCUMENTS BY REFERENCE

The SEC allows us to "incorporate by reference" the information we file with the SEC into this prospectus. This means that we can disclose important information to you by referring you to other documents, which we have filed or will file with the SEC. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede information previously filed. We incorporate by reference the documents listed below:

a)	Our annual report on Form 20-F filed on December 26, 2006 for the fiscal year ended June 30, 2006;

b)	Our current reports on Form 6-K filed on March 2, 2007;

c)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report incorporated by reference herein pursuant to (a) above;

d)
The description of our securities contained in our registration statement on Form 20-F filed with the Securities and Exchange Commission on January 30, 2004 including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference all annual reports on Form 20-F that we file with the SEC after the date of this prospectus and before the termination of this offering. We may incorporate by reference our reports on Form 6-K subsequently submitted to the SEC by identifying in such form that it is being incorporated by reference into this prospectus. Any statements made in this prospectus, a prospectus supplement or a document incorporated by reference will be deemed to be modified or superceded to the extent that a statement contained in any subsequent prospectus supplement or any other subsequently filed document incorporated by reference adds, updates or changes that statement.

We undertake to provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits to such documents, unless such exhibits are specifically incorporated by reference to such documents. Requests for such copies should be directed to our Chief Financial Officer, LiveReel Media Corporation at 3400 One First Canadian Place, C/O

Bennett Jones LLP, PO Box 130, Toronto, Ontario M5X 1A4, Tel: 416-607-6793. Our SEC filings are also available over the Internet at the SEC's website at www.sec.gov.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. This prospectus is an offer to sell or to buy only the securities referred to in this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or any prospectus supplement is current only as of the date on the front page of those documents. Also, you should not assume that there has been no change in our affairs since the date of this prospectus or any applicable prospectus supplement.

WHERE YOU CAN GET MORE INFORMATION

This prospectus is a part of a registration statement on Form F-3, which we filed with the SEC under the Securities Act of 1933.  As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules thereto.  As such we make reference in this prospectus to the registration statement and to the exhibits and schedules thereto.  For further information about us and about the securities we hereby offer, you should consult the registration statement and the exhibits and schedules thereto.  You should be aware that statements contained in this prospectus concerning the provisions of any documents filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete, and in each instance reference is made to the copy of such document so filed.  Each such statement is qualified in its entirety by such reference.

We file and submit reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers.  For further information about us, you may read and copy these filings at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s website at www.sec.gov.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of Canada and the majority of our assets and operations are located outside the United States. It may not be possible for holders to enforce outside the United States judgments against us obtained in the United States in any such actions, including actions predicated upon the civil liability provisions of the United States federal securities laws. In addition, certain of our directors and officers are residents of Canada, and all or a substantial portion of the assets of those directors and officers are or may be located outside the United States. As a result, it may not be possible for holders to effect service of process within the United States upon those persons, or to enforce against them judgments obtained in the United States courts, including judgments predicated upon the civil liability provisions of the United States federal and state securities laws.

LIVEREEL MEDIA CORPORATION

15,080,800 SHARES

PROSPECTUS

You should rely only on the information contained in this prospectus or incorporated by reference herein.  We have not authorized anyone to provide you with different information and you should not rely on any such different information.  No offer to sell or buy any of the securities covered by this prospectus is being made in any state or jurisdiction where the offer is not permitted.  You should not assume that the information in this prospectus is accurate as of any date other than the date that appears below.

March , 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

Indemnity Rider

    Under the Canada Business Corporations Act (the "Act"), the Company may indemnify a present or former director or officer of the Company or another individual who acts or acted at the Company's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Company or other entity. provided that the Company may only indemnify an individual if he (i) acted honestly and in good faith with a view to the best interests of the Company, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Company's request; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful (collectively, the "conditions"). The Company may, with the approval of a court, provide an indemnification against all costs, charges and expenses reasonably incurred by the individual in connection with an action by or on behalf of the Company or other entity to which the individual is made a party because of the individual’s association with the Company or other entity. An individual is entitled to an indemnity from the Company in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the Company or other entity, if the individual seeking indemnity was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done, and also fulfils the conditions.

The by-laws of the Company provide that each director, each officer, each former director, each former officer and each person who acts or acted at the Company’s request as a director or officer or of a body corporate of which the Company is or was a shareholder or creditor, and his heirs and legal representatives, shall be indemnified and saved harmless by the Company from and against all costs, charges and expenses, including without limitation, each amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which his is made a party by reason or being or having been a director or officer of the Company or such body corporation, if he acted honestly and in good faith with a view to the Company’s best interests and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty he had reasonable grounds for believing his conduct was lawful.
The Company also maintains directors’ and officers’ liability insurance.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the U.S. Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended and is therefore unenforceable.

Item 9. Exhibits.

Exhibit Number	Description of Documents
4.1	Specimen of Common Share Certificate
4.2	Form of Private Placement Agreement for 2006 (includes form of Warrant relating to the 2006 Private Placement)
4.4	Warrant dated November 26, 2004
5.1	Opinion of Bennett Jones LLP as to the legality of the common shares being registered hereby.
23.1	Consent of Schwartz Levitsky Feldman LLP
23.2	Consent of Sloan Partners LLP
23.3	Consent of Bennett Jones LLP (Included in their opinion filed as Exhibit 5.1 hereto).
24.1	Power of Attorney (included on signature page of this Registration Statement).

Item 10. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)  Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(b) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 12th day of March, 2007.

LiveReel Media Corporation

By:	/s/ Gregg Goldstein
Name: Gregg Goldstein
Title: Chairman and Chief Executive Officer

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gregg Goldstein, as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead in any and all capacities, to sign this Registration Statement and any and all amendments thereto (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933 and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

By: /s/ Gregg Goldstein	Director, Chief Executive Officer	March 12th, 2007
Gregg Goldstein

By: /s/ J. Stephen Wilson	Director, Chief Financial Officer	March 12th, 2007
J. Stephen Wilson

By: /s/ Joanne Butterfield Douglas	Director	March 12th, 2007
Joanne Butterfield-Douglas

By: /s/ Steve Dabbah	Director	March 12th, 2007
Steve Dabbah

EXHIBIT INDEX

Exhibit Number	Description of Documents
4.1	Specimen of Common Share Certificate
4.2	Form of Private Placement Agreement for 2006 (includes form of Warrant relating to the 2006 Private Placement)
4.4	Warrant dated November 26, 2004
5.1	Opinion of Bennett Jones LLP as to the legality of the common shares being registered hereby.
23.1	Consent of Schwartz Levitsky Feldman LLP
23.2	Consent of Sloan Partners LLP
23.3	Consent of Bennett Jones LLP (Included in their opinion filed as Exhibit 5.1 hereto).
24.1	Power of Attorney (included on signature page of this Registration Statement).